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EXHIBIT 99  Cautionary Statement Under Private Securities Litigation Reform Act
            Of 1995 - "Safe Harbor" For Forward-Looking Disclosures

Certain forward-looking statements are included in this Form 10-Q and may be made by Company spokespersons based on current expectations of management. All forward-looking statements made by the Company are subject to risks and uncertainties. Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations and historical results.

- Economic factors over which the Company has no control, including changes in inflation, interest rates, foreign currency exchange rates and the Euro conversion.

- Competitive factors including generic competition as patents on key products, such as Prozac, expire; pricing pressures, both in the U.S. and abroad, primarily from managed care groups and government agencies; and technological advances and patents obtained by competitors.

- Governmental factors including laws, regulations, and judicial decisions at the state and federal level related to Medicare, Medicaid and healthcare reform; and laws and regulations affecting international pricing and pharmaceutical reimbursement.

- The difficulties and uncertainties inherent in new product development. New product candidates that appear promising in development may fail to reach the market or may not be as commercially successful as anticipated because of efficacy or safety concerns, inability to obtain necessary regulatory approvals, limitations on approved indications, difficulty or excessive costs to manufacture, or infringement of the patents or intellectual property rights of others.

- Delays and uncertainties in the FDA approval process and the approval processes in other countries, resulting in lost market opportunity.

- Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

- Legal factors including unanticipated litigation of product liability claims; antitrust litigation; environmental matters; and patent disputes with competitors which could preclude commercialization of products or negatively affect the profitability of existing products.

- Future difficulties obtaining or the inability to obtain existing levels of product liability insurance.

- Changes in tax laws, including the amendment to the Section 936 income tax credit, and future changes in tax laws related to the remittance of foreign earnings or investments in foreign countries with favorable tax rates.

- Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, and the American Institute of Certified Public Accountants which are adverse to the Company.

- Factors such as changes in business strategies and the impact of restructurings, impairments in asset carrying values and business combinations.

- Difficulties in modification or replacement of existing computer systems, software, and/or non-IT systems in order to render the Company's various systems ready for the Year 2000, including the difficulties encountered by third party vendors, suppliers, and/or customers in their failure to render their systems ready for the Year 2000.